EXHIBIT 21.1

Corporate Capital Trust II

Schedule of Subsidiaries

Entity Name	Date of Formation	State of Formation
CCT II SE I LLC	2/10/2016	Delaware
CCT II SE II LLC	4/22/2016	Delaware